Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2017	2016	Change	2017	2016	Change
Income Account-
Retail Electric Revenues-
Fuel	$966	$952	$14	$4,095	$4,121	$(26)
Non-Fuel	2,578	2,350	228	11,235	11,113	122
Wholesale Electric Revenues	559	471	88	2,426	1,926	500
Other Electric Revenues	171	169	2	681	698	(17)
Natural Gas Revenues	1,045	1,078	(33)	3,791	1,596	2,195
Other Revenues	310	161	149	803	442	361
Total Revenues	5,629	5,181	448	23,031	19,896	3,135
Fuel and Purchased Power	1,245	1,196	49	5,263	5,111	152
Cost of Natural Gas	515	480	35	1,601	613	988
Cost of Other Sales	220	99	121	513	260	253
Non-Fuel O & M	1,565	1,624	(59)	5,481	5,240	241
Depreciation and Amortization	774	697	77	3,010	2,502	508
Taxes Other Than Income Taxes	309	292	17	1,250	1,113	137
Estimated Loss on Kemper IGCC	207	206	1	3,362	428	2,934
Total Operating Expenses	4,835	4,594	241	20,480	15,267	5,213
Operating Income	794	587	207	2,551	4,629	(2,078)
Allowance for Equity Funds Used During Construction	27	52	(25)	160	202	(42)
Earnings from Equity Method Investments	6	31	(25)	106	59	47
Interest Expense, Net of Amounts Capitalized	446	404	42	1,694	1,317	377
Other Income (Expense), net	(56)	(27)	(29)	(55)	(93)	38
Income Taxes	(175)	34	(209)	142	951	(809)
Net Income	500	205	295	926	2,529	(1,603)
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	6	11	(5)	38	45	(7)
Net Income Attributable to Noncontrolling Interests	(2)	(3)	1	46	36	10
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$496	$197	$299	$842	$2,448	$(1,606)

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.